Monarch Casino Reports 2010 Third Quarter Results

RENO, NV -- (Marketwire - October 20, 2010) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) (the "Company"), owner of the Atlantis Casino Resort Spa (the "Atlantis") in Reno, Nevada, today announced results for the quarter ended September 30, 2010.

The Company reported net revenue of $37.7 million which is $2.8 million, or 8.0%, higher than the $34.9 million reported for the comparative quarter in 2009. The Company announced quarterly income from operations of $4.4 million, EBITDA(1) of $7.8 million and diluted EPS of $0.17 which represent increases of 22.9%, 17.9% and 30.8%, respectively, when compared to the prior year's third quarter. Revenue generated in the casino, food and beverage, hotel and other operating departments increased by 6.8%, 11.0%, 12.5% and 24.7%, respectively.

Casino operating expense increased approximately $863 thousand, or 9.6%, over the prior year's third quarter primarily due to the cost of increased complimentary food, beverages and other services provided to casino patrons ("Complimentaries"). As a percentage of casino revenue, casino operating expense increased to 37.7% as compared to 36.7% in prior year's third quarter, primarily due to the higher Complimentaries.

Food and beverage operating expense as a percentage of food and beverage revenue decreased to 46.8% for the third quarter as compared to 48.2% in the third quarter of the prior year primarily due to the higher revenue. Hotel operating expense as a percentage of hotel revenue decreased to 24.7% from 32.0% in prior year's third quarter due to the increase in hotel revenue combined with lower hotel operating expense. Hotel operating expense decreased $237 thousand, or 13.1%, primarily related to lower small equipment and supplies expense resulting from the substantial completion of the Company's ongoing hotel upgrade project.

The Company reported that selling, general and administrative expense increased by $581 thousand, or 4.8%, due primarily to higher marketing, small equipment and bad debt expense.

During the quarter, the Company paid down the balance outstanding under its credit facility by $5.8 million, which decreased the outstanding balance of the credit facility from $37.8 million at June 30, 2010 to $32.0 million at September 30, 2010. Decreased borrowing levels, combined with lower interest rates, drove interest expense down from $487 thousand in prior year's third quarter to $334 thousand in the quarter ended September 30, 2010.

Monarch's CEO and Co-Chairman John Farahi commented on the Company's performance: "We are pleased to report revenue increases for the third consecutive quarter despite the ongoing macroeconomic weakness of our national and local economies. We believe that our continuing gain in market share is driven by our conscious commitment to make Atlantis the premier resort destination in northern Nevada by perpetually renewing and upgrading our facilities, while consistently delivering our signature outstanding quality of service to our guests."

Monarch Casino & Resort, Inc., through its subsidiary, Golden Road Motor Inn, Inc., owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada which features approximately 61,000 square feet of casino space; approximately 1,000 guest rooms; eight food outlets; two espresso and pastry bars; an approximate 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a sports book; a 24-hour live keno lounge and a poker room. The Company and its predecessors have operated a facility on the Atlantis site since 1972.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance, (ii) economic and market conditions, and (iii) the liquidity requirements of the Company. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's web site at www.monarchcasino.com.

                       MONARCH CASINO & RESORT, INC.
               Condensed Consolidated Statements of Income
                                (Unaudited)

                        Three Months Ended          Nine Months Ended
                          September 30,               September 30,
                    --------------------------  --------------------------
                        2010          2009          2010          2009
                    ------------  ------------  ------------  ------------
Revenues
  Casino            $ 26,039,912  $ 24,385,970  $ 75,214,951  $ 71,336,715
  Food and beverage   10,595,591     9,546,449    30,949,116    28,965,730
  Hotel                6,361,763     5,653,926    17,471,295    15,680,384
  Other                2,075,795     1,665,197     5,910,951     5,112,754
                    ------------  ------------  ------------  ------------
    Gross revenues    45,073,061    41,251,542   129,546,313   121,095,583
Less promotional
 allowances           (7,392,963)   (6,405,742)  (21,358,767)  (19,279,190)
                    ------------  ------------  ------------  ------------
    Net revenues      37,680,098    34,845,800   108,187,546   101,816,393
                    ------------  ------------  ------------  ------------
Operating expenses
  Casino               9,822,885     8,959,794    28,676,670    26,820,573
  Food and beverage    4,955,400     4,600,471    13,976,186    13,774,017
  Hotel                1,570,286     1,807,230     4,621,108     5,021,467
  Other                  745,261       654,750     2,151,185     2,000,936
  Selling, general
   and
   administrative     12,785,043    12,203,807    35,757,641    36,133,433
  Depreciation and
   amortization        3,394,258     3,034,674     9,919,984     9,310,580
                    ------------  ------------  ------------  ------------
    Total operating
     expenses         33,273,133    31,260,726    95,102,774    93,061,006
                    ------------  ------------  ------------  ------------
    Income from
     operations        4,406,965     3,585,074    13,084,772     8,755,387
                    ------------  ------------  ------------  ------------
Other income
 (expense)
  Other income                 -        36,205        16,000       171,912
  Interest expense      (334,028)     (486,921)   (1,158,303)   (1,608,138)
                    ------------  ------------  ------------  ------------
    Total other
     expense            (334,028)     (450,716)   (1,142,303)   (1,436,226)
                    ------------  ------------  ------------  ------------
    Income before
     income taxes      4,072,937     3,134,358    11,942,469     7,319,161
Provision for
 income taxes         (1,407,000)   (1,096,500)   (4,174,055)   (2,561,225)
                    ------------  ------------  ------------  ------------
    Net income      $  2,665,937  $  2,037,858  $  7,768,414  $  4,757,936
                    ============  ============  ============  ============

Earnings per share
 of common stock
  Net income
    Basic           $       0.17  $       0.13  $       0.48  $       0.30
    Diluted         $       0.17  $       0.13  $       0.48  $       0.29

Weighted average
 number of common
 shares and
 potential common
 shares outstanding
    Basic             16,132,531    16,122,593    16,129,017    16,122,232
    Diluted           16,209,724    16,180,168    16,194,332    16,159,669

                       MONARCH CASINO & RESORT, INC.
                   Condensed Consolidated Balance Sheets

                                              September 30,  December 31,
                                              -------------  -------------
                                                  2010           2009
                                              -------------  -------------
                 ASSETS                        (Unaudited)
Current assets
  Cash and cash equivalents                   $  10,843,738  $  14,420,323
  Receivables, net                                3,606,120      2,294,703
  Federal income tax receivable                   1,050,849              -
  Inventories                                     1,800,217      1,706,867
  Prepaid expenses                                2,450,672      2,623,650
  Deferred income taxes                             780,550      1,090,063
                                              -------------  -------------
    Total current assets                         20,532,146     22,135,606
                                              -------------  -------------
Property and equipment
  Land                                           13,172,522     13,172,522
  Land improvements                               3,511,484      3,511,484
  Buildings                                     140,522,106    140,522,106
  Building improvements                          10,597,698     10,410,770
  Furniture and equipment                       111,238,662    107,655,784
  Leasehold improvements                          1,346,965      1,346,965
                                              -------------  -------------
                                                280,389,437    276,619,631
  Less accumulated depreciation and
   amortization                                (123,287,532)  (113,538,145)
                                              -------------  -------------
    Net property and equipment                  157,101,905    163,081,486
Other assets, net                                   376,438        569,622
                                              -------------  -------------
    Total assets                              $ 178,010,489  $ 185,786,714
                                              =============  =============

     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Borrowings under credit facility            $           -  $   1,000,000
  Accounts payable                                6,972,541      8,984,010
  Accrued expenses                               12,740,776     11,056,079
  Federal income taxes payable                            -         46,546
                                              -------------  -------------
    Total current liabilities                    19,713,317     21,086,635
                                              -------------  -------------
Long-term debt, less current maturities          32,000,000     47,500,000
Deferred income taxes                             4,707,594      4,695,657
                                              -------------  -------------
    Total Liabilities                            56,420,911     73,282,292
                                              -------------  -------------

Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized; none issued                         -              -
  Common stock, $.01 par value, 30,000,000
   shares authorized; 19,096,300 shares issued;
   16,138,158 outstanding at 9/30/10
   16,125,388 outstanding at 12/31/09               190,963        190,963
  Additional paid-in capital                     31,034,509     30,041,083
  Treasury stock, 2,958,142 shares at 9/30/10
   2,970,912 shares at 12/31/09, at cost        (48,541,663)   (48,864,979)
  Retained earnings                             138,905,769    131,137,355
                                              -------------  -------------
    Total stockholders' equity                  121,589,578    112,504,422
                                              -------------  -------------
    Total liability and stockholder's equity  $ 178,010,489  $ 185,786,714
                                              =============  =============

                       MONARCH CASINO & RESORT, INC.
                 Reconciliation of Net Income to EBITDA (1)
                                (Unaudited)

                        Three Months Ended          Nine Months Ended
                          September 30,               September 30,
                    --------------------------  --------------------------
                        2010          2009          2010          2009
                    ------------- ------------  ------------  ------------
Net income          $   2,665,937 $  2,037,858  $  7,768,414  $  4,757,936
Adjustments
  Provision for
   income taxes         1,407,000    1,096,500     4,174,055     2,561,225
  Interest expense        334,028      486,921     1,158,303     1,608,138
  Depreciation &
   amortization         3,394,258    3,034,674     9,919,984     9,310,580
  Other income                  -      (36,205)      (16,000)     (171,912)
                    ------------- ------------  ------------  ------------
EBITDA (1)          $   7,801,223 $  6,619,748  $ 23,004,756  $ 18,065,967
                    ============= ============  ============  ============

(1) "EBITDA" consists of net income plus provision for income taxes, interest expense, depreciation and amortization less interest income. EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Contacts:
Ron Rowan
CFO
(775) 825-4700
RRowan@MonarchCasino.com

John Farahi
CEO
(775) 825-4700
JohnFarahi@MonarchCasino.com

For additional information visit Monarch's web site at MonarchCasino.com.